Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture, dated as of January 30, 2015 (this “First Supplemental Indenture”), among Kindred Healthcare, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of April 9, 2014 (the “Indenture”), that governs the Company’s existing outstanding $500,000,000 aggregate principal amount of 6.375% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company, the Subsidiary Guarantors and the Trustee may, other than as expressly set forth therein, amend or supplement the Indenture or the Notes with the consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company has solicited the consents of Holders of the outstanding Notes to the amendments to the Indenture set forth herein pursuant to the Consent Solicitation Statement dated January 15, 2015 (as the same may be amended or supplemented from time to time, the “Statement”);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have provided and not withdrawn written consent to the amendments set forth herein, and pursuant to Section 9.02 of the Indenture, the Company has filed with the Trustee evidence of such consents;

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the Company and its Subsidiary Guarantors and all conditions and requirements necessary to make this First Supplemental Indenture a valid and binding agreement of the Company and the Subsidiary Guarantors have been duly performed and complied with;

WHEREAS, the Company and the Subsidiary Guarantors, pursuant to the foregoing authority, propose in and by this First Supplemental Indenture to amend the Indenture, and request that the Trustee join in the execution of this First Supplemental Indenture;

WHEREAS, the Company has furnished the Trustee with an Officers Certificate and an Opinion of Counsel, provided for under Section 9.06 of the Indenture, stating that the execution of this First Supplemental Indenture is authorized or permitted by the Indenture, that the Indenture and this First Supplemental Indenture constitute valid and legally binding obligations of the Company and the Subsidiary Guarantors, subject to certain customary exceptions stated therein, and that all conditions precedent to the execution and delivery of this First Supplemental Indenture have been complied with; and the Company has delivered to the Trustee a Board Resolution authorizing the execution and delivery of this First Supplemental Indenture; and

WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:

1)	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2)	Amendments.

(a)	Subject to Section 2(b) below, the Indenture is hereby amended as follows (such amendments, the “Amendments”):

(i)	The following definitions are inserted in Section 1.01:

““Acquisition” means the acquisition by the Company of Gentiva and its Subsidiaries contemplated by the Merger Agreement.”

“Additional Escrow Amount” means an amount equal to (a) all interest that could accrue on any Future Escrow Notes from and including the date of issuance thereof to and including the date of any potential mandatory redemption to occur if the proceeds of such Future Escrow Notes are not released from the applicable Future Escrow Account, plus (b) the amount of any original issue discount on such Future Escrow Notes, plus (c) all fees and expenses that are incurred in connection with the issuance of such Future Escrow Notes and all fees, expenses or other amounts payable in connection with any redemption of such Future Escrow Notes.

“Future Escrow Account” means a deposit or securities account at a financial institution reasonably satisfactory to the trustee under any Future Escrow Notes Indenture (any such institution, a “Future Escrow Agent”) into which any Future Escrow Funds are deposited.

“Future Escrow Account Documents” means the agreement(s) governing a Future Escrow Account and any other documents entered into in order to provide the applicable Future Escrow Agent (or its designee) Liens on the related Future Escrow Funds.

“Future Escrow Agent” has the meaning set forth in the definition of the term “Future Escrow Account”.

“Future Escrow Funds” means the sum of (a) the net proceeds of any Future Escrow Notes, plus (b) the related Additional Escrow Amount, plus (c) so long as they are retained in a Future Escrow Account, any income, proceeds or products of the foregoing.

“Future Escrow Notes” means debt securities of a Future Escrow Subsidiary issued after the Issue Date (which may not be guaranteed or receive credit support from any Person other than a Future Escrow Subsidiary); provided that the net proceeds of such debt securities are deposited into a Future Escrow Account upon the issuance thereof.

“Future Escrow Notes Documents” mean the Future Escrow Notes Indentures, the Future Escrow Account Documents and any other documents entered into by a Future Escrow Subsidiary in connection with any Future Escrow Notes.

“Future Escrow Notes Indentures” means the indenture(s) pursuant to which any Future Escrow Notes shall be issued.

“Future Escrow Subsidiary” means Kindred Escrow Corp. II, a Delaware corporation and any other Subsidiary of the Company that (a) shall have been identified to the Trustee promptly following its formation, (b) at no time shall contain any assets or liabilities other than any Future Escrow Notes, any Future Escrow Funds, any Future Escrow Accounts and such Subsidiary’s rights and obligations under any Future Escrow Notes Documents and (c) shall be an Unrestricted Subsidiary for all purposes of this Indenture (it being understood that no Future Escrow Subsidiary shall, notwithstanding anything to the contrary contained in this Indenture, in any event be designated a Restricted Subsidiary).

“Gentiva” means Gentiva Health Services, Inc.

“Merger Agreement” means the Agreement and Plan of Merger dated as of October 9, 2014, by and among Gentiva, the Company and Kindred Healthcare Development 2, Inc., as amended or otherwise modified from time to time.

“Merger Consummation Date” means the date upon which the Acquisition occurs.

“New Notes” means the 8.00% Senior Notes due 2020 and the 8.75% Senior Notes due 2023 issued by Kindred Escrow Corp. II on December 18, 2014 and to be assumed by the Company on the Merger Consummation Date.”

(ii)	The following language is added before the last paragraph in the definition of “Consolidated Coverage Ratio” in Section 1.01:

“Notwithstanding anything in this definition to the contrary, when calculating the Consolidated Coverage Ratio, as applicable, in each case in connection with an acquisition permitted under the Indenture, the date of determination of the Consolidated Coverage Ratio shall, at the option of the Company, be the date that a definitive agreement for such acquisition is entered into and the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) consistent with the definition of Consolidated Coverage Ratio, and, for the avoidance of doubt,

(x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such acquisition or related transactions; provided further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and to be outstanding thereafter for purposes of calculating any ratios under the Indenture after the date of such agreement and before the consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Total Assets for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated.”

(iii)	Clause (1) in the definition of “Consolidated EBITDA” in Section 1.01 is amended and restated to read as follows:

“(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income (other than in the case of clause (h) below):

(a)	Consolidated Interest Expense; plus

(b)	Consolidated Income Taxes; plus

(c)	consolidated depreciation expense; plus

(d)	consolidated amortization expense or impairment charges; plus

(e)	the amount of any fees, costs and expenses payable in connection with the Transactions or any acquisition or Investment effected after the Issue Date to the extent expensed or amortized in such period (including fees, expenses, or changes triggered by change of control provisions); plus

(f)	other non-cash charges (including non-cash Restructuring Charges) reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(g)	the amount of any Restructuring Charges (other than those added back pursuant to clause (e) above) and expenses or charges related to any proposed or consummated Equity Offering, Investment, acquisition, disposition, Incurrence of Indebtedness or recapitalization (including the Transactions); provided that any amounts added to Consolidated Net Income for Restructuring Charges pursuant to this clause will not exceed, in any four-fiscal-quarter period, the greater of (i) $20.0 million and (ii) 5% of Consolidated EBITDA of such Person as otherwise determined in accordance with this definition for such four-fiscal-quarter period with such pro forma adjustments as are consistent with the definition of Consolidated Coverage Ratio; plus

(h)	factually supportable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into any material contract or arrangement), strategic initiatives or purchasing improvements, and other cost savings, expense reductions, improvements or synergies, in each case, reasonably expected by the Company to be realized based upon actions initiated or expected to be initiated in connection with, and within 12 months after, the consummation of any operational change or the acquisition or disposition that in each case has occurred prior to or during such period (which cost savings, expense reductions, improvements and synergies shall be calculated (x) on a pro forma basis as though such cost savings, expense reductions, improvements or synergies had been realized on the first day of such period) and (y) net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, improvements, synergies and/or expense reductions are reasonably quantifiable and reasonably anticipated to result from such actions, (B) no cost savings, improvements, synergies or expense reductions shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges relating to such cost savings, improvements, synergies or expense reductions that are included in clause (g) above with respect to such period and (C) the aggregate amount of cost savings, synergies, improvements and expense reductions added pursuant to this clause (h) shall not exceed 10% of Consolidated EBITDA for any period of four consecutive fiscal quarters prior to giving effect to amounts added back pursuant to this clause (h) or such clause (g); plus

(i)	the amount of any expenses related to deferred compensation and bonuses, and any expenses related to deferred purchase price or earn-out obligations, payable in connection with the Transactions or any acquisition or Investment effected after the Issue Date;”

(iv)	The definition of “Consolidated Net Income” in Section 1.01 is amended and restated to read as follows:

““Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis (without duplication):

(1)	any net income (loss) of any Person if such Person is not a Consolidated Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)	subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Consolidated Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Consolidated Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person (other than a Consolidated Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Consolidated Subsidiary;

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of Section 4.07(a), any net income (but not loss) of any Non-Guarantor Restricted Subsidiary if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	(x) gains or losses from Asset Sales, (y) any effect of income (loss) from disposed or discontinued operations and any net gains or losses on disposal of disposed, abandoned or discontinued operations pursuant to Financial Accounting Standards Board Accounting Standards Codification 205-20 and (z) any non-cash impairment charge or asset-write off effected after the Issue Date in connection with the Transactions or any acquisition or Investment pursuant to Financial Accounting Standards Board Accounting Standards Codification 350, 360 or 805, as applicable;

(4)	any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)	any net after-tax extraordinary gain or loss;

(6)	any income or expense that is disclosed separately as an unusual or non-recurring item;

(7)	the cumulative effect of a change in accounting principles;

(8)	any non-cash compensation charges; and

(9)	any increase in amortization or depreciation resulting from purchase accounting adjustments in connection with any acquisition consummated following the Issue Date.”

(v)	Clauses (1) and (3) in the definition of “Disqualified Stock” in Section 1.01 are amended and restated to read as follows:

“(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise for consideration other than for Capital Stock that is not Disqualified Stock;

(3)	is redeemable at the option of the holder of the Capital Stock in whole or, in part for consideration other than for Capital Stock that is not Disqualified Stock,”

(vi)	The definition of “Guarantor Pari Passu Indebtedness” in Section 1.01 is amended and restated to read as follows:

““Guarantor Pari Passu Indebtedness” means, with respect to a Subsidiary Guarantor, Indebtedness of such Subsidiary Guarantor that ranks equally in right of payment to its Subsidiary Guarantee.”

(vii)	The definition of “Net Cash Proceeds” in Section 1.01 is amended and restated to read as follows:

““Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale (other than those payable to the Company or any of its Restricted Subsidiaries or any Affiliate of the Company or any of its Restricted Subsidiaries except for those payable on terms and conditions as favorable to the Company or the applicable Restricted Subsidiary of the Company as would be obtainable by it in a comparable arm’s length transaction with an independent, unrelated third party).”

(viii)	Clauses (13), (15), (17) and (19) in the definition of “Permitted Investment” in Section 1.01 are amended and restated to read as follows:

“(13)	Investments by the Company or any of its Restricted Subsidiaries, when taken together with all other Investments made pursuant to this clause (13) since the Issue Date that are at that time outstanding, having an aggregate fair market value (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at the time of such Investment not to exceed the greater of (x) $150.0 million and (y) 2.50% of Total Assets;

(15)	working capital loans to, and other Investments in, Minority-Owned Affiliates and any other Investment in any Person engaged in any business related to or ancillary to the provision of healthcare services or the operation of a Healthcare Facility, so long as the aggregate amount of all Investments made after the Issue Date pursuant to this clause (15) outstanding at any time shall not exceed the greater of (x) $400.0 million and (y) 6.50% of Total Assets determined as of the date of the most recent Investment in reliance on this clause (15);

(17)	Investments made to repurchase or retire Capital Stock of the Company owned by any employee stock ownership plan or key employee stock ownership plan of the Company in an aggregate amount not to exceed $15.0 million in any fiscal year;

(19)

Investments in and acquisitions of Healthcare Facilities and any business related to the owning, operating or managing of Healthcare Facilities (including any businesses related thereto) and any business that is a natural outgrowth or reasonable extension of any such business or is similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or any business that in the Company’s good faith business judgment constitutes a reasonable diversification of business conducted by the Company and its Subsidiaries, so long as the aggregate amount of all such Investments made after the Issue Date pursuant to this clause (19) in Persons that will not upon the applicable Investment become Restricted Subsidiaries or in assets that will not upon the applicable Investment be held by the Company or the Restricted Subsidiaries shall not (measured at the time of each Investment pursuant to this clause (19)) exceed the greater of (x) $400.0 million and (y) 6.50% of Total Assets.”

(ix)	Clause (21) in the definition of “Permitted Liens” in Section 1.01 is amended and restated to read as follows:

“(21)	Liens securing Indebtedness and other obligations (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $75.0 million and (y) 1.25% of Total Assets;”

(x)	The definition of “Secured Leverage Ratio” in Section 1.01 is amended and restated to read as follows:

““Secured Leverage Ratio,” as of any date of determination, means the ratio of:

(1)	(a) the outstanding principal amount of Secured Indebtedness of the Company and its Consolidated Subsidiaries as of such date on a consolidated basis in accordance with GAAP less (b) the aggregate amount of any unrestricted cash and Cash Equivalents, in each case that is held by the Company and its Restricted Subsidiaries as of such date; provided that such amount in this clause (b) shall not exceed $150.0 million in the aggregate; to

(2)	Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to such date for which financial statements prepared on a consolidated basis in accordance with GAAP are available; provided, however, that Consolidated EBITDA shall be determined for purposes of this definition with such pro forma adjustment consistent with the definition of Consolidated Coverage Ratio;

provided, further, that Cornerstone shall be disregarded for purposes of determining the Secured Leverage Ratio.

Notwithstanding anything in this definition to the contrary, when calculating the Secured Leverage Ratio in connection with an acquisition permitted under the Indenture, the date of determination of the Secured Leverage Ratio shall, at the option of the Company, be the date that a definitive agreement for such acquisition is entered into and the Secured Leverage Ratio shall be calculated giving pro forma effect to such acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) consistent with the definition of Consolidated Coverage Ratio, and, for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such acquisition or related transactions; provided further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreements are entered into and to be outstanding thereafter for purposes of calculating any ratios under the Indenture after the date of such agreement and before the consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Total Assets for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated.”

(xi)	The definition of “Transactions” in Section 1.01 is amended and restated to read as follows:

““Transactions” means, collectively, the offering of the Notes and the New Notes, the entering into of and the initial borrowings under the Senior Credit Facilities, the redemption of all the Existing Notes and the satisfaction and discharge thereof, the Acquisition, and the repayment and/or satisfaction and discharge of certain debt of Gentiva and/or its subsidiaries occurring on the Merger Consummation Date.”

(xii)	Subclause (2) in clause (3) in the definition of “Unrestricted Subsidiary” in Section 1.01 is amended and restated to read as follows:

“(2) (a) the aggregate fair market value of all outstanding Investments of the Company and its Restricted Subsidiaries in such Subsidiary complies with Section 4.07 or constitutes a Permitted Investment and (b) the sum of (i) the total assets of such Subsidiary (or, if any such Subsidiary itself has Subsidiaries, the consolidated total assets of such Subsidiary and its Consolidated Subsidiaries) and the total assets of every other Unrestricted Subsidiary (other than any Future Escrow Subsidiary, Cornerstone, the Specified Joint Ventures and Excluded Partnerships that are Subsidiaries), in each case determined as of the date of the most recent designation of a Person as an Unrestricted Subsidiary and (ii) the amount of any Investments made in the Specified Joint Ventures after the Issue Date (determined as of the date of such designation in accordance with the definition of “Investment”), does not exceed 5% of the Total Assets of the Company and its Consolidated Subsidiaries;”

(xiii)	The following paragraph is inserted after the last paragraph in the definition of “Unrestricted Subsidiary” in Section 1.01:

“Notwithstanding anything in the Indenture to the contrary, nothing contained in the Indenture shall restrict or prohibit (a) the formation and designation of a Future Escrow Subsidiary as an Unrestricted Subsidiary, (b) the holding of any Future Escrow Funds in any Future Escrow Account and the granting or existence of any Liens on any Future Escrow Account, the Future Escrow Funds or any Future Escrow Notes Document or pursuant to any Future Escrow Account Document, in each case, in favor of the applicable Future Escrow Agent (or its designee), (c) any transactions otherwise restricted by Section 4.11 by and among the Company or one or more Restricted Subsidiaries, on the one hand, and any Future Escrow Subsidiary, on the other hand, in connection with the transactions contemplated by any Future Escrow Notes Documents and (d) any Investment in a Future Escrow Subsidiary in an aggregate amount not greater than the applicable Additional Escrow Amount (it being understood, for the avoidance of doubt, that (1) any such Investments and other transactions shall be deemed made exclusively in reliance upon this paragraph and not any other exception or basket under any other provision of the Indenture and (2) only until such time as the applicable Future Escrow Funds remain in the Future Escrow Account, any such Future Escrow Notes shall not constitute Secured Indebtedness and shall be disregarded when calculating Consolidated Interest Expense); provided that (A) pending the release of the related Future Escrow Funds from the applicable Future Escrow Account, Consolidated Net Income shall be reduced by the Additional Escrow Amount and (B) from and after the release of the related Future Escrow Funds from the applicable Future Escrow Account, the Future Escrow Notes shall be included when calculating Consolidated Interest Expense.”

(xiv)	The following language is deleted from Section 3.03(a):

“Except as set forth in Section 3.07(g) and Section 4.14, (and subject to the Company’s right to send a notice of redemption applicable to Notes outstanding after completion of the tender offer) notices of redemption may not be conditional.”

(xv)	Clauses (b) and (c) in Section 3.03 are amended and restated to read as follows:

“(b)	At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least 3 Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(a).

(c)	Any notice of redemption may be made conditional on one or more conditions precedent, including any related Equity Offering or Change of Control. If any notice of redemption is conditioned upon the occurrence of one or more conditions precedent, such notice of redemption shall state, in the Company’s discretion, that the redemption date may be delayed until such time as any or all such conditions shall be satisfied and/or such redemption may not occur and such notice may be rescinded in the event that any such condition precedent shall not have occurred as stated in such notice of redemption. The Company will provide prompt written notice to the Trustee not later than 5:00 p.m. (New York City time) on the second Business Day prior to the latest date specified as the redemption date (or such shorter time period with the consent of the Trustee) rescinding such redemption in the event that any such condition precedent shall not have occurred, and such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice from the Company rescinding such redemption, the Trustee will promptly send a copy of such notice to the holders of the Notes to be redeemed in the same manner in which the notice of redemption was given.”

(xvi)	Section 3.04 is amended and restated to read as follows:

“Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except in connection with a conditional redemption and subject to the earlier repurchase of Notes called for redemption that are the subject of a tender offer). The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.”

(xvii)	Clause (3) in Section 4.07(a) is amended and restated to read as follows:

“(3)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment or any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a)	Indebtedness permitted under clause (5) of Section 4.09(b);

(b)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(c)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations in exchange for Capital Stock of the Company (other than Disqualified Stock); or”

(xviii)	Clauses (6), (11) and (14) in Section 4.07(b) are amended and restated to read as follows:

“(6)	the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock of the Company held by any existing or former employees, officers, directors, management or consultants of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees, officers, directors, management or consultants entered into in the ordinary course of business or approved by the Board of Directors of the Company; provided that such Capital Stock was received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $10.0 million in the aggregate during any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years), although such amount in any fiscal year may be increased by an amount not to exceed:

(a)	the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees, officers, directors, management or consultants of the Company or any Subsidiary of the Company that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the amount of Net Cash Proceeds from such sales or contributions that is utilized for redemptions or repurchases pursuant to this clause (6) shall be excluded from clause (c)(ii) of Section 4.07(a)); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (6);

(11)	other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (11) (as reduced by the amount of capital repaid or otherwise returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed the greater of (x) $280.0 million and (y) 4.50% of Total Assets;

(14)	the payment of a dividend on common stock of the Company of up $50.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding fiscal years but subject to a maximum of $100.0 million in any calendar year).”

(xix)	Section 4.09(a) is amended and restated to read as follows:

“(a)	The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio for the Company is at least 2.00 to 1.00; provided that the aggregate principal amount of Indebtedness that may be Incurred pursuant to the foregoing by Non-Guarantor Restricted Subsidiaries (including Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries pursuant to clauses (6)(ii) and (15) of Section 4.09(b) shall not at any time exceed the greater of (x) $250.0 million and (y) 4.00% of Total Assets) at any one time outstanding.”

(xx)	Clauses (1), (6), (8) and (15) in Section 4.09(b) are amended and restated to read as follows:

“(1)	Indebtedness of the Company under one or more Credit Facilities in an aggregate principal amount not to exceed the sum of: (A) $1,450.0 million and (B) the greater of (i) $900.0 million and (ii) the Borrowing Base;

(6)

(i) Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred by such Person (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise either in connection with, or in contemplation of, such acquisition), and (ii) Indebtedness Incurred by the Company or any Restricted Subsidiary to finance an acquisition (provided that the aggregate outstanding principal amount of Indebtedness of Non-Guarantor Restricted Subsidiaries permitted by this clause (6)(ii) (including Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries pursuant to Section 4.09(a) and clause (15) of this Section 4.09(b)) shall not at any time exceed the greater of (x) $250.0 million and (y) 4.00% of Total Assets); provided, however, that, with respect to subclause (i) above, at the time such Person is acquired or, with respect to subclause (ii) above, after giving pro forma effect to the acquisition and such Incurrence, at the time such Indebtedness is Incurred, either:

(a)	the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving pro forma effect to such acquisition and the Incurrence of such Indebtedness pursuant to this clause (6); or

(b)	the Consolidated Coverage Ratio for the Company is at least equal to the Consolidated Coverage Ratio immediately prior to such acquisition or merger;

(8)	Indebtedness (including Capitalized Lease Obligations, Attributable Indebtedness, mortgage financings or purchase money obligations) of the Company or a Restricted Subsidiary Incurred to finance any part of the purchase price for, or the cost of design, lease, construction, repair, maintenance, installation or improvement of, any property (real or personal), plant or equipment used or to be used in the business of the Company or a Restricted Subsidiary (or the Capital Stock of any Person owning any such property, plant or equipment (but no other material assets other than cash or cash equivalents)), and any Indebtedness of the Company or a Restricted Subsidiary that serves to refund, refinance, replace, exchange, renew, repay or extend any Indebtedness Incurred pursuant to this clause (8), in principal amount not to exceed the greater of (x) $200.0 million and (y) 3.25% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness issued under this clause (8) then outstanding;

(15)	in addition to the items referred to in clauses (1) through (14) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, will not exceed the greater of (x) $280.0 million and (y) 4.50% of Total Assets; provided that the aggregate outstanding principal amount of Indebtedness of Non-Guarantor Restricted Subsidiaries permitted by this clause (15) (including Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries pursuant to Section 4.09(a) and clause (6)(ii) of this Section 4.09(b)) shall not at any time exceed the greater of (x) $250.0 million and (y) 4.00% of Total Assets.”

(xxi)	Clause (3) in Section 4.10(b) is amended and restated to read as follows:

“(3)	any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate)), taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $110.0 million and (y) 1.75% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).”

(xxii)	Clause (6) in Section 6.01(a) is amended and restated to read as follows:

“(6)	default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(i)	is caused by a failure, after the expiration of the grace period provided in such Indebtedness, to pay principal of, or premium, if any, on such Indebtedness (“payment default”); or

(ii)	results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $200.0 million or more;”

(xxiii)	Clause (9) in Section 6.01(a) is amended and restated to read as follows:

“(9)	failure by the Company or any Restricted Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $200.0 million (net of any amounts that are covered by insurance provided by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 60 days; or”

(b)	This First Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this First Supplemental Indenture have been delivered by each party hereto to the other parties hereto. Notwithstanding the execution and delivery of this First Supplemental Indenture by the parties hereto, the Amendments shall not become operative unless and until the Acquisition is consummated and, unless waived by the Company, the satisfaction at such time of the General Conditions (as defined in the Statement); provided that if the foregoing conditions are not satisfied, or in the case of the General Conditions, waived by the Company, on or before May 1, 2015, the Amendments will not become operative at any time. The Company will give prompt written notice to the Trustee if this First Supplemental Indenture and the Amendments will not become operative.

3)	Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4)	Severability. In case any provision in this First Supplemental Indenture, in the Indenture, as amended and supplement hereby, or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5)	Governing Law; Jury Trial Waiver. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6)	Counterparts. The parties hereto may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7)	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8)

The Trustee. The Trustee makes no representations and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, the Statement, the Amendments, or the consents of the holders of the Notes, all of which recitals are made solely by the Company and the Subsidiary Guarantors. This First Supplemental Indenture is

executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

9)	Successors. This First Supplemental Indenture shall be binding on the Company, the Subsidiary Guarantors, the Trustee and the Holders and their respective successors and assigns, and shall inure to the benefit of such parties and their respective successors and assigns.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

KINDRED HEALTHCARE, INC.

By	/s/ Joseph L. Landenwich
Name:	Joseph L. Landenwich
Title:	Co-General Counsel and Corporate Secretary

ABERDEEN HOLDINGS, INC.
ABLE HOME HEALTHCARE, INC.
ADVANCED ONCOLOGY SERVICES, INC.
AMERICAN VITALCARE, LLC
AVERY MANOR NURSING, L.L.C.
BAYBERRY CARE CENTER, L.L.C.
BRAINTREE NURSING, L.L.C.
BWB SUNBELT HOME HEALTH SERVICES, LLC
CALIFORNIA NURSING CENTERS, L.L.C.
CARE CENTER OF ROSSMOOR, L.L.C.
CENTRAL ARIZONA HOME HEALTH CARE, INC.
CLEAR LAKE REHABILITATION HOSPITAL, L.L.C.
COMPASS HOSPICE, INC.
COUNTRY ESTATES NURSING, L.L.C.
COURTLAND GARDENS HEALTH CENTER, INC.
FOCUS CARE HEALTH RESOURCES, INC.
FOOTHILL NURSING COMPANY PARTNERSHIP
FORESTVIEW NURSING, L.L.C.
GBA HOLDING, INC.
GBA WEST, LLC
GODDARD NURSING, L.L.C.
GREENBRAE CARE CENTER, L.L.C.
GREENS NURSING AND ASSISTED LIVING, L.L.C.
HARBORLIGHTS NURSING, L.L.C.
HAVEN HEALTH, LLC
HELIAN ASC OF NORTHRIDGE, INC.
HELIAN HEALTH GROUP, INC.
HHS HEALTHCARE CORP.
HIGHGATE NURSING, L.L.C.
HIGHLANDER NURSING, L.L.C.
HILLHAVEN–MSC PARTNERSHIP
HOME HEALTH OF RURAL TEXAS, INC.

[Signature Page to First Supplemental Indenture – 6.375% Senior Notes Due 2022]

HOME HEALTH SERVICES, INC.
HOMECARE HOLDINGS, INC.
HOMESTEAD HEALTH AND REHABILITATION CENTER, L.L.C.
INTEGRACARE HOLDINGS, INC.
INTEGRACARE HOME HEALTH SERVICES, INC.
INTEGRACARE HOSPICE OF ABILENE, LLC
INTEGRACARE INTERMEDIATE HOLDINGS, INC.
INTEGRACARE OF ABILENE, LLC
INTEGRACARE OF ALBANY, LLC
INTEGRACARE OF ATHENS-HOME HEALTH, LLC
INTEGRACARE OF ATHENS-HOSPICE, LLC
INTEGRACARE OF GRANBURY, LLC
INTEGRACARE OF LITTLEFIELD, LLC
INTEGRACARE OF OLNEY HOME HEALTH, LLC
INTEGRACARE OF TEXAS, LLC
INTEGRACARE OF WEST TEXAS-HOME HEALTH, LLC
INTEGRACARE OF WEST TEXAS-HOSPICE, LLC
INTEGRACARE OF WICHITA FALLS, LLC
J. B. THOMAS HOSPITAL, INC.
KAH DEVELOPMENT 1, L.L.C.
KAH DEVELOPMENT 2, L.L.C.
KAH DEVELOPMENT 3, L.L.C.
KAH DEVELOPMENT 4, L.L.C.
KAH DEVELOPMENT 5, L.L.C.
KAH DEVELOPMENT 6, L.L.C.
KAH DEVELOPMENT 7, L.L.C.
KAH DEVELOPMENT 8, L.L.C.
KAH DEVELOPMENT 9, L.L.C.
KAH DEVELOPMENT 10, L.L.C.
KAH DEVELOPMENT 11, L.L.C.
KAH DEVELOPMENT 12, L.L.C.
KAH DEVELOPMENT 13, L.L.C.
KAH DEVELOPMENT 14, L.L.C.
KAH DEVELOPMENT 15, L.L.C.
KINDRED BRAINTREE HOSPITAL, L.L.C.
KINDRED DEVELOPMENT 4, L.L.C.
KINDRED DEVELOPMENT 7, L.L.C.
KINDRED DEVELOPMENT 8, L.L.C.
KINDRED DEVELOPMENT 9, L.L.C.
KINDRED DEVELOPMENT 10, L.L.C.
KINDRED DEVELOPMENT 11, L.L.C.
KINDRED DEVELOPMENT 12, L.L.C.

[Signature Page to First Supplemental Indenture – 6.375% Senior Notes Due 2022]

KINDRED DEVELOPMENT 13, L.L.C.
KINDRED DEVELOPMENT 15, L.L.C.
KINDRED DEVELOPMENT 17, L.L.C.
KINDRED DEVELOPMENT 27, L.L.C.
KINDRED DEVELOPMENT 29, L.L.C.
KINDRED DEVELOPMENT HOLDINGS 3, L.L.C.
KINDRED DEVELOPMENT HOLDINGS 5, L.L.C.
KINDRED HEALTHCARE OPERATING, INC.
KINDRED HEALTHCARE SERVICES, INC.
KINDRED HOSPICE SERVICES, L.L.C.
KINDRED HOSPITAL PALM BEACH, L.L.C.
KINDRED HOSPITAL-PITTSBURGH-NORTH SHORE, L.L.C.
KINDRED HOSPITALS EAST, L.L.C.
KINDRED HOSPITALS LIMITED PARTNERSHIP
KINDRED HOSPITALS WEST, L.L.C.
KINDRED HOSPITAL-SPRINGFIELD, L.L.C.
KINDRED HOSPITAL-TOLEDO, L.L.C.
KINDRED NEVADA, L.L.C.
KINDRED NURSING CENTERS CENTRAL LIMITED PARTNERSHIP
KINDRED NURSING CENTERS EAST, L.L.C.
KINDRED NURSING CENTERS LIMITED PARTNERSHIP
KINDRED NURSING CENTERS NORTH, L.L.C.
KINDRED NURSING CENTERS SOUTH, L.L.C.
KINDRED NURSING CENTERS WEST, L.L.C.
KINDRED REHAB SERVICES, INC.
KINDRED SYSTEMS, INC.
KND DEVELOPMENT 50, L.L.C.
KND DEVELOPMENT 51, L.L.C.
KND DEVELOPMENT 52, L.L.C.
KND DEVELOPMENT 53, L.L.C.
KND DEVELOPMENT 54, L.L.C.
KND DEVELOPMENT 55, L.L.C.
KND DEVELOPMENT 56, L.L.C.
KND DEVELOPMENT 57, L.L.C.
KND DEVELOPMENT 58, L.L.C.
KND DEVELOPMENT 59, L.L.C.
KND DEVELOPMENT 60, L.L.C.
KND DEVELOPMENT 61, L.L.C.
KND DEVELOPMENT 62, L.L.C.
KND DEVELOPMENT 63, L.L.C.
KND HOSPITAL REAL ESTATE HOLDINGS, L.L.C.
KND REAL ESTATE 1, L.L.C.

[Signature Page to First Supplemental Indenture – 6.375% Senior Notes Due 2022]

KND REAL ESTATE 2, L.L.C.
KND REAL ESTATE 3, L.L.C.
KND REAL ESTATE 4, L.L.C.
KND REAL ESTATE 5, L.L.C.
KND REAL ESTATE 6, L.L.C.
KND REAL ESTATE 7, L.L.C.
KND REAL ESTATE 8, L.L.C.
KND REAL ESTATE 9, L.L.C.
KND REAL ESTATE 10, L.L.C.
KND REAL ESTATE 11, L.L.C.
KND REAL ESTATE 12, L.L.C.
KND REAL ESTATE 13, L.L.C.
KND REAL ESTATE 14, L.L.C.
KND REAL ESTATE 15, L.L.C.
KND REAL ESTATE 16, L.L.C.
KND REAL ESTATE 17, L.L.C.
KND REAL ESTATE 18, L.L.C.
KND REAL ESTATE 19, L.L.C.
KND REAL ESTATE 20, L.L.C.
KND REAL ESTATE 21, L.L.C.
KND REAL ESTATE 22, L.L.C.
KND REAL ESTATE 23, L.L.C.
KND REAL ESTATE 24, L.L.C.
KND REAL ESTATE 25, L.L.C.
KND REAL ESTATE 26, L.L.C.
KND REAL ESTATE 27, L.L.C.
KND REAL ESTATE 28, L.L.C.
KND REAL ESTATE 29, L.L.C.
KND REAL ESTATE 30, L.L.C.
KND REAL ESTATE 31, L.L.C.
KND REAL ESTATE 32, L.L.C.
KND REAL ESTATE 33, L.L.C.
KND REAL ESTATE 34, L.L.C.
KND REAL ESTATE 35, L.L.C.
KND REAL ESTATE 36, L.L.C.
KND REAL ESTATE 37, L.L.C.
KND REAL ESTATE 38, L.L.C.
KND REAL ESTATE 39, L.L.C.
KND REAL ESTATE 40, L.L.C.
KND REAL ESTATE 41, L.L.C.
KND REAL ESTATE 42, L.L.C.
KND REAL ESTATE 43, L.L.C.
KND REAL ESTATE 44, L.L.C.
KND REAL ESTATE 45, L.L.C.

[Signature Page to First Supplemental Indenture – 6.375% Senior Notes Due 2022]

KND REAL ESTATE 46, L.L.C.
KND REAL ESTATE 47, L.L.C.
KND REAL ESTATE 48, L.L.C.
KND REAL ESTATE 49, L.L.C.
KND REAL ESTATE 50, L.L.C.
KND REAL ESTATE 51, L.L.C.
KND REAL ESTATE HOLDINGS, L.L.C.
KND REHAB REAL ESTATE HOLDINGS, L.L.C.
KND SNF REAL ESTATE HOLDINGS, L.L.C.
LAFAYETTE HEALTH CARE CENTER, INC.
LAFAYETTE SPECIALTY HOSPITAL, L.L.C.
LAUREL LAKE HEALTH AND REHABILITATION, L.L.C.
MAINE ASSISTED LIVING, L.L.C.
MASSACHUSETTS ASSISTED LIVING, L.L.C.
MEADOWS NURSING, L.L.C.
MEDEQUITIES, INC.
MEDICAL HILL REHAB CENTER, L.L.C.
MED-TECH PRIVATE CARE, INC.
MED-TECH SERVICES OF DADE, INC.
MED-TECH SERVICES OF PALM BEACH, INC.
MED. TECH. SERVICES OF SOUTH FLORIDA, INC.
MILLS MEDICAL PRACTICES, LLC
NEW TRIUMPH HEALTHCARE OF TEXAS, LLC
NEW TRIUMPH HEALTHCARE, INC.
NEW TRIUMPH HEALTHCARE, LLP
NORTH WEST TEXAS HOME HEALTH SERVICES, LLC
NORTHLAND LTACH, LLC
NP PLUS, LLC
NRP HOLDINGS COMPANY
OUTREACH HEALTH SERVICES OF NORTH TEXAS, LLC
OUTREACH HEALTH SERVICES OF THE PANHANDLE, LLC
PACIFIC COAST CARE CENTER, L.L.C.
PACIFIC WEST HOME CARE, LLC
PEOPLEFIRST HOMECARE & HOSPICE OF CALIFORNIA, L.L.C.
PEOPLEFIRST HOMECARE & HOSPICE OF COLORADO, L.L.C.
PEOPLEFIRST HOMECARE & HOSPICE OF INDIANA, L.L.C.
PEOPLEFIRST HOMECARE & HOSPICE OF MASSACHUSETTS, L.L.C.

[Signature Page to First Supplemental Indenture – 6.375% Senior Notes Due 2022]

PEOPLEFIRST HOMECARE & HOSPICE OF OHIO, L.L.C.
PEOPLEFIRST HOMECARE & HOSPICE OF UTAH, L.L.C.
PEOPLEFIRST HOMECARE OF COLORADO, L.L.C.
PEOPLEFIRST VIRGINIA, L.L.C.
PERSONACARE OF CONNECTICUT, INC.
PERSONACARE OF HUNTSVILLE, INC.
PERSONACARE OF OHIO, INC.
PERSONACARE OF READING, INC.
PERSONACARE OF WISCONSIN, INC.
PF DEVELOPMENT 5, L.L.C.
PF DEVELOPMENT 6, L.L.C.
PF DEVELOPMENT 7, L.L.C.
PF DEVELOPMENT 8, L.L.C.
PF DEVELOPMENT 9, L.L.C.
PF DEVELOPMENT 10, L.L.C.
PF DEVELOPMENT 15, L.L.C.
PF DEVELOPMENT 16, L.L.C.
PF DEVELOPMENT 17, L.L.C.
PF DEVELOPMENT 18, L.L.C.
PF DEVELOPMENT 19, L.L.C.
PF DEVELOPMENT 20, L.L.C.
PF DEVELOPMENT 21, L.L.C.
PF DEVELOPMENT 22, L.L.C.
PF DEVELOPMENT 23, L.L.C.
PF DEVELOPMENT 26, L.L.C.
PF DEVELOPMENT 27, L.L.C.
PHH ACQUISITION CORP.
PROFESSIONAL HEALTHCARE AT HOME, LLC
PROFESSIONAL HEALTHCARE, LLC
REHAB INSURANCE CORPORATION
REHAB STAFFING, L.L.C.
REHABCARE DEVELOPMENT 2, L.L.C.
REHABCARE DEVELOPMENT 3, L.L.C.
REHABCARE DEVELOPMENT 4, L.L.C.
REHABCARE DEVELOPMENT 5, L.L.C.
REHABCARE DEVELOPMENT 6, L.L.C.
REHABCARE GROUP EAST, INC.
REHABCARE GROUP MANAGEMENT SERVICES, INC.
REHABCARE GROUP OF AMARILLO, LP
REHABCARE GROUP OF ARLINGTON, LP
REHABCARE GROUP OF CALIFORNIA, LLC
REHABCARE GROUP OF TEXAS, LLC

[Signature Page to First Supplemental Indenture – 6.375% Senior Notes Due 2022]

REHABCARE GROUP, INC.
REHABCARE HOSPITAL HOLDINGS, L.L.C.
SALT LAKE PHYSICAL THERAPY ASSOCIATES, INC.
SCCI HEALTH SERVICES CORPORATION
SCCI HOSPITAL – EASTON, INC.
SCCI HOSPITAL – EL PASO, INC.
SCCI HOSPITAL – MANSFIELD, INC.
SCCI HOSPITAL VENTURES, INC.
SCCI HOSPITALS OF AMERICA, INC.
SENIOR HOME CARE, INC.
SHC HOLDING, INC.
SHC REHAB, INC.
SIENA CARE CENTER, L.L.C.
SMITH RANCH CARE CENTER, L.L.C.
SOUTHERN CALIFORNIA SPECIALTY CARE, INC.
SOUTHERN NEVADA HOME HEALTH CARE, INC.
SOUTHERN UTAH HOME HEALTH, INC.
SOUTHERN UTAH HOME OXYGEN & MEDICAL EQUIPMENT, INC.
SPECIALTY HEALTHCARE SERVICES, INC.
SPECIALTY HOSPITAL OF CLEVELAND, INC.
SPECIALTY HOSPITAL OF PHILADELPHIA, INC.
SPECIALTY HOSPITAL OF SOUTH CAROLINA, INC.
SPRINGFIELD PARK VIEW HOSPITAL, L.L.C.
SYMPHONY HEALTH SERVICES, LLC
SYNERGY HEALTHCARE GROUP, INC.
SYNERGY HOME CARE-ACADIANA REGION, INC.
SYNERGY HOME CARE-CAPITOL REGION, INC.
SYNERGY HOME CARE-CENTRAL REGION, INC.
SYNERGY HOME CARE-NORTHEASTERN REGION, INC.
SYNERGY HOME CARE-NORTHSHORE REGION, INC.
SYNERGY HOME CARE-NORTHWESTERN REGION, INC.
SYNERGY HOME CARE-SOUTHEASTERN REGION, INC.
SYNERGY, INC.
TEXAS HEALTH MANAGEMENT GROUP, LLC
THC – CHICAGO, INC.
THC – HOUSTON, INC.
THC – NORTH SHORE, INC.
THC – ORANGE COUNTY, INC.
THC–SEATTLE, INC.
THE THERAPY GROUP, INC.

[Signature Page to First Supplemental Indenture – 6.375% Senior Notes Due 2022]

THEREX, INC.
TOWER HILL NURSING, L.L.C.
TRANSITIONAL HOSPITALS CORPORATION OF INDIANA, INC.
TRANSITIONAL HOSPITALS CORPORATION OF LOUISIANA, INC.
TRANSITIONAL HOSPITALS CORPORATION OF NEVADA, INC.
TRANSITIONAL HOSPITALS CORPORATION OF NEW MEXICO, INC.
TRANSITIONAL HOSPITALS CORPORATION OF TAMPA, INC.
TRANSITIONAL HOSPITALS CORPORATION OF TEXAS, INC.
TRANSITIONAL HOSPITALS CORPORATION OF WISCONSIN, INC.
TRINITY HOSPICE OF TEXAS, LLC
TRIUMPH HEALTHCARE HOLDINGS, INC.
TRIUMPH HEALTHCARE SECOND HOLDINGS, LLC
TRIUMPH HEALTHCARE THIRD HOLDINGS, LLC
TRIUMPH HOSPITAL NORTHWEST INDIANA, INC.
TRIUMPH HOSPITAL OF EAST HOUSTON, L.P.
TRIUMPH HOSPITAL OF NORTH HOUSTON, L.P.
TRIUMPH REHABILITATION HOSPITAL NORTHERN INDIANA, LLC
TRIUMPH REHABILITATION HOSPITAL OF NORTHEAST HOUSTON, LLC
TRIUMPH SOUTHWEST, L.P.
TUCKER NURSING CENTER, INC.
TULSA SPECIALTY HOSPITAL L.L.C.
VERNON HOME HEALTH CARE AGENCY, LLC
VTA MANAGEMENT SERVICES, LLC
VTA STAFFING SERVICES, LLC
WELLSTREAM HEALTH SERVICES, LLC
WEST TEXAS, LLC
YGNACIO VALLEY CARE CENTER, L.L.C.

By:	/s/ Joseph L. Landenwich
Name:	Joseph L. Landenwich
Title:	Co-General Counsel and Corporate Secretary

[Signature Page to First Supplemental Indenture – 6.375% Senior Notes Due 2022]

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Julius R. Zamora
	Name:	Julius R. Zamora
	Title:	Vice President

[Signature Page to First Supplemental Indenture – 6.375% Senior Notes Due 2022]